                                                                     EX. 10(jjj)

                                 STOKELY U.S.A.
                        EXECUTIVE SPLIT DOLLAR INSURANCE
                              SUMMARY OF BENEFITS

TERM INSURANCE -- THE ORDINARY PLAN

     If you have had a term insurance policy through a group plan, you may have paid income tax for the imputed value of any insurance in excess of $50,000. The government requires that you make contributions for all insurance above the $50,000 level.

     If you retire with a group term insurance policy, since term insurance has no cash value, the policy terminates and provides you with no further insurance protection.

EXECUTIVE SPLIT DOLLAR INSURANCE -- THE SUPERIOR ALTERNATIVE

     Your cost, as an executive, for a permanent split dollar insurance policy is similar to the combined costs of a term insurance plan. However, you own the policy plus any cash value in excess of the cumulative premiums paid by your company.

     In the event that you would leave the company, such as when you retire, you have the option of continuing the policy. You can continue to pay the premium necessary to maintain existing level of coverage, or a lower death benefit amount could be maintained by making reduced or no further premiums.
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                                 STOKELY U.S.A.

                          MAXIMIZING RETIREMENT INCOME

     - Maintaining this life insurance policy after retirement will allow you to protect the future income needs of your spouse in the unfortunate event of your death occurring soon after retirement.

     - You can maximize the amount of income you receive from your retirement plan at Stokely USA by maintaining your whole life policy after you retire. You will have the option to choose between two levels of retirement income from the retirement plan provided for you by Stokely
       USA: 1) payments will equal approximately 100% of your pre-retirement income and will be payable throughout your life, or 2) payments will be approximately 80% of your pre-retirement income and will be payable throughout both you and your spouses lives. By maintaining this plan after you retire, you can elect to receive your retirement plan benefits at 100% since your spouse would receive a substantial income from the life insurance proceeds.

     - If both you and your spouse live to life expectancy, you could increase your spendable income by utilizing the policy's cash value.

     - If your spouse should die before you, the policy's cash value would be available to you in addition to the higher retirement income you were able to elect from your retirement plan.

     - You could use the insurance policy to pass greater wealth onto your heirs if you do not need it to sustain your income.
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                                 STOKELY U.S.A.

                              EXECUTIVE -- AGE 35
                               INCOME OF $50,000

                                 IF YOU LIVE
                            ---------------------
                             THE CASH VALUE YOU
                                  WILL HAVE           IF YOU DIE
              ANNUAL           IF THE INTEREST        -----------
            EXECUTIVE        CREDITING RATE IS:        WHAT YOUR
AT AGE     CONTRIBUTION       9.0%   OR    7.5%       FAMILY GETS
- ------     ------------     --------     --------     -----------

  35          $  139        $      0     $      0      $ 240,000
  40          $  183        $  3,601     $  2,557      $ 306,308
  45          $  312        $ 21,975     $ 17,608      $ 390,935
  50          $  563        $ 58,369     $ 46,282      $ 498,943
  55          $1,006        $123,716     $ 95,930      $ 636,791
  60          $2,332        $228,834     $170,807      $ 812,724
  65          $    0        $377,330     $263,835      $ 987,871

                                  SPLIT DOLLAR
                              GROUP TERM CARVE-OUT

                                                             KRIZEK & ASSOCIATES

                  BENEFITS OF STOKELY PERMANENT INSURANCE PLAN

FOR EXECUTIVES

     - Insurance continuing after retirement allows an executive to select a no survivor option under a retirement plan.

     - Premium is split with Company contributing most of the premium.

     - Each executive has the right to purchase the Company's interest in the policy in the event of termination.

     - Cash value can be accessed for early retirement needs.

FOR COMPANY

     - Permanent insurance will return premiums to the corporation, whereas group term coverage has no cost recovery.

     - Permanent insurance has a fixed premium, as compared to the increasing cost of group term insurance due to age.

     - Group term rates are negotiated and can increase due to factors in addition to the average age increase, such as AIDS.

     - Cash value is accumulated free of income taxes, and is an allowable offset to the premium cost.
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- - CORPORATE -- SPONSORED PLAN

- - EXECUTIVE -- OWNED INDIVIDUAL POLICY

- - DEATH BENEFIT

  -- Defined in relation to annual salary

- - CASH VALUE

  -- Builds over time

- - PREMIUM

  -- Shared between corporation and executive

- - PLAN MATURITY

  -- Later of age 65 or 15 years

  -- Minimum of 15 years

- - TERMINATIONS

  -- Executive may elect to continue policy personally

- - CORPORATE IMPACT

  -- Pays a portion of policy premium offset by collateral assignment on the executive's policy

  -- No involvement after plan maturity

- - EXECUTIVE IMPACT

  -- Executive owns policy

  -- Low cost death benefit

  -- Capital accumulation

  -- No payments after plan maturity
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                                 DEATH BENEFIT

- - BEFORE PLAN MATURITY

  -- Corporation receives death proceeds equal to its share of premiums paid

  -- Executive's beneficiary receives balance of death proceeds

- - AFTER PLAN MATURITY

  -- Policy controlled entirely by executive

  -- All proceeds payable to executive's beneficiary

  -- All proceeds received income tax free

                              SUMMARY OF BENEFITS

     Permanent insurance avoids increasing term cost, because term cost goes up with age for continued employment while permanent insurance has fixed premiums.

     A different tax table may be used to impute income.

     Five of six men age 45 will live until age 65. When the corporate and executive costs are prorated over probability of one in six deaths, group insurance will cost $1.20 for every $1.00 of benefit paid out. Permanent insurance will pay at some point in the future.

     If insurance provides a post retirement benefit, it would aid executive in allowing a no survivor option under pension plan from previous employer or corporation.

     At death, corporation will recover premium paid under split dollar whereas term has no cost recovery.

     Cash surrender value could be used for early retirement; supplemental retirement income plan could be used in special circumstances.

     Policy will accumulate cash surrender value free of income taxes unless the policy is surrendered.

     Policy can be purchased by executive for estate planning reasons by repaying corporation for premiums paid or cash value. Present group contribution would be offset against purchase price.

     In the event of the termination of executive, an exchange of life could be made to another executive, thereby avoiding new policy acquisition cost. (Not available if executive owns policy.)